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                                                                Exhibit 99(c)(1)

                     SHORT FORM CONFIDENTIALITY AGREEMENT

                        Effective Date: April 13, 1999
                                        --------------

           This Agreement is made by and between and APPLIED DIGITAL ACCESS, INC., a Delaware corporation, with its principal place of business as 9855 Scranton Road, San Diego, California 92121 ("ADA"), and DYNATECH CORPORATION, a Massachusetts corporation, having a principal place of business at 3 New England Executive Park, Burlington, Massachusetts, 01803 (the "Company").

           1. Confidentiality. The Company and ADA are engaged in discussions
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for the purpose of evaluating the possibility of a business relationship between their companies. As such, ADA will be disclosing among other things confidential and proprietary information regarding current and new product lines ("the product lines") to Company, including without limitation the features, functionalities and capabilities of these product lines.

              a. Company agrees (i) to maintain in confidence and to not disclose, disseminate or use any Confidential Information, whether or not disclosed to Company in written form, and (ii) to disclose the Confidential Information only to those few people within the Company with a need to know for the purpose of evaluating the potential business relationship. As used in this Agreement, "Confidential Information" refers to any confidential information of ADA which has commercial value and is either (i) technical information, including patent, copyright, trade secret, and other proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the product lines of ADA, or (ii) non-technical information relating to the product lines of ADA, including without limitation pricing, margins, merchandizing plans and strategies, finances, financial and accounting data and information, joint development and other business relationships, suppliers, customers, customer lists, purchasing data, sales and marketing plans, future business plans and any other information which is proprietary and confidential to ADA.

              b. Company further agrees that it will not use the Confidential Information, including without limitation the Confidential Information with respect to the features, functionality and capabilities of the product lines, to initiate development of a competing product or product line, directly or indirectly, by Company. Notwithstanding the foregoing, ADA acknowledges that Company is in the business of developing systems for the telecommunications market and therefore may develop a similar product independently of ADA's Confidential Information, without violating this confidentiality agreement.
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              c. The obligations contained in this section 1 shall not apply to any information which becomes generally known in the trade or industry not as a result of a breach of this Agreement.

           2. Term. This Agreement shall govern all communications between the parties that are made in connection with the discussions between Company and ADA for the purpose of determining whether the two companies wish to enter into a business relationship with one another. The discussions are anticipated to commence on April 13, 1999 and terminate on July 31, 1999, and this Agreement will terminate upon the completion of these discussions. Company's obligations of confidentiality under Section 1 will survive the termination of this Agreement. Upon termination of this Agreement, Company will promptly return to ADA, without retaining any copies, any documents and other materials furnished to Company by ADA.

           3. Governing Law. This Agreement shall be governed in all respects by
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the laws of the United States of America and by the laws of the State of
California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

           4. Entire Agreement. This Agreement constitutes the entire agreement
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with respect to the Confidential Information disclosed herein and supersedes all prior or contemporaneous oral or written agreements concerning such Confidential Information. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


ADA:                                            COMPANY:

APPLIED DIGITAL ACCESS, INC.                    DYNATECH CORPORATION

By:  /s/ Donald L. Strohmeyer                   By:  /s/ Gary Mayerick 4/13/99
   --------------------------                      ---------------------------

Name: Donald L. Strohmeyer                      By:  /s/ Samuel W. Tishler
                                                   ---------------------------

Title: Chief Executive Officer                  Name: Samuel W. Tishler

                                                Title: Vice President

                                                Name: Gary Mayerick

                                                Title: President, SSG


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